Exhibit 3(i)(a)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              PROGINET CORPORATION



It is hereby certified that:

            1.   The   name  of  the   corporation   (hereinafter   called   the
"corporation") is Proginet Corporation.

            2. The certificate of incorporation of the corporation is hereby amended by striking out Article 4 thereof and by substituting in lieu of said
Article 4 the following new Article 4:


                          "4.  (a) The  aggregate  number of shares of
              stock which the corporation shall have the authority to issue is 50,000,000 consisting of 40,000,000 shares of Common Stock, with a par value of $.001 per share, and 10,000,000 shares of Preferred Stock, with a par value of $.01 per share. (b) The Preferred Stock may be issued from time to time by the Board of Directors, as herein provided, in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the corporation is hereby expressly granted authority, subject to the provisions of this Article 4, to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, the number of shares in each such series and all designations, voting powers, the denial of voting powers, preferences and relative, participating, optional and other special rights and the
              qualifications,   limitations,


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              restrictions and other distinguishing characteristics of
              each series to be issued."

            3.  The  amendment  of  the  certificate  of  incorporation   herein
certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN  WITNESS   WHEREOF,   said   corporation  has  caused  this
Certificate to be signed by its President this 2nd day of December, 1996.



                                                       /s/ Kevin M. Kelly
                                                       -------------------------
                                                       Kevin M. Kelly, President


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